Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (nos. 333-81601, 333-66128, 333-63364 and 333-56588) and Form S-8 (nos. 333-43550 and 333-51928) of Newtek Capital, Inc. (now Newtek Business Services, Inc.) of our report dated February 28, 2004 related to the financial statements, which appears in this Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

March 30, 2004